LOAN REINSTATEMENT AND MODIFICATION AGREEMENT

This Loan Reinstatement and Modification Agreement (the “Agreement”) is made effective April 6, 2012, by and between Gordon Snyder, acting as Administrative Agent (“Administrative Agent”) on behalf of the holders (“Holders”) of certain notes given in the amounts and on the dates set forth on Exhibit A under certain loan agreements hereinafter described (collectively, the “Loan Agreements”), and Elkhorn Goldfields, LLC, a Delaware limited liability company (“EGL”), MFPI Partners, LLC, a Delaware limited liability company (“MFPI”), (EGL and MFPI, collectively, “Borrower Parties”).

WHEREAS, Administrative Agent, acting on behalf of the Holders under the Loan Agreements (as defined below), has made loans and credit available to Borrower Parties from time to time pursuant to the Loan Agreements, including the following loans:

1.	those certain loan agreements, promissory notes, and other loan documents among Administrative Agent and EGL, dated December 8 and December 21, 2006 in the total original principal amount of $5,000,000.00 (the “2006 Loan”); and

2.	those certain loan agreements, promissory notes, and other loan documents among Administrative Agent and MFPI, dated February 22, 2007 and modified May 14, 2007 in the total original principal amount of $8,050,000.00 (the “2007 Loan”); and

3.	those certain loan agreements, promissory notes, and other loan documents among Administrative Agent and MFPI Partners, LLC, dated January 22, 2008 in the total original principal amount of $5,000,000.00 (the “2008 Loan”) (the 2006 Loan, the 2007 Loan, and the 2008 Loan are sometimes collectively referred to herein as the “Loans”); and

4.	that certain Loan and Administrative Agency Agreement (“Loan and Administrative Agency Agreement”) and other loan documents (including without limitation the Mortgages hereinafter defined) dated as of May 13, 2009 in the original principal amount of $1,000,000.00 (the “2009 Loan”); and

5.	that certain Forbearance Agreement dated as of April 30, 2010 by and between the Borrower Parties and Administrative Agent (the “Forbearance Agreement”); and

WHEREAS, each of the Loans is evidenced by one or more Notes made payable to certain Holders and given by one or more of the Borrower Parties on the dates and in the original principal amounts set forth on Exhibit A attached to this Agreement and by this reference made an integral part hereof; and

WHEREAS, as part of the terms and conditions of the 2009 Loan, the Notes evidencing the indebtedness under the 2006 Loan, the 2007 Loan and the 2008 Loan, all such notes being then in default, were amended to add accrued unpaid interest to the principal amounts then outstanding under each note; to modify the interest rate, the term and the description of collateral securing the indebtedness evidenced by each such note and to make other changes in the terms of the 2006 Loan, the 2007 Loan and the 2008 Loan, all of which changes are set forth in the allonges and loan documents evidencing and securing the 2009 Loan, all executed and delivered by the Borrower Parties, respectively, to the Administrative Agent for the benefit of the Holders and owners respectively of each Note; and

WHEREAS, subsequent to the execution and delivery of the 2009 Loan, and due to the parties’ anticipation that the Borrower Parties would not be able to discharge their then outstanding obligations under the Loans in complete and timely fashion as agreed, the parties executed and delivered to one another the Forbearance Agreement, which provided, among other things, that the Borrower Parties’ several debts and obligations to Administrative Agent under the Loans would become and thereafter for all purposes be the joint and several obligations of all the Borrower Parties; and

WHEREAS, the First Priority Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing from Elkhorn Goldfields, Inc. to Administrative Agent, effective May 29, 2009 in the official records of Jefferson County, Montana as documents numbered 233611 securing the 2009 Loan was released pursuant to that certain Release of First Priority Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing from Elkhorn Goldfields, Inc. to Administrative Agent, effective April 18, 2011 upon payment in full of all outstanding obligations of the 2009 Loan.

WHEREAS, that certain Guaranty Agreement effective May 13, 2009 executed by Patrick M. W. Imeson and Michael Feinberg providing additional security for the payment of the 2009 Loan and Loan Administrative Agency Agreement, not to exceed $1,000,000, (the “Guaranty Agreement”) is still in effect.

WHEREAS, Borrower Parties and Administrative Agent have agreed that the current balances of amounts due and unpaid under all the indebtedness of the Borrower Parties are accurately summarized on the attached Exhibit C;

WHEREAS, Borrower Parties have requested, as a result of changed circumstances involving certain real property security for the Loans (namely, the “Elkhorn Mines” project and the “Montana Tunnels Mine” project), including without limitation the potential availability of public equity financing in an amount reflecting increased secular gold prices, that Administrative Agent agree: (i) to reinstate and modify the terms granted under all the Loan Agreements and the Forbearance Agreement; (ii) to bring all of the Loans current under modified terms more accurately reflecting the potentially large increase in the current value of the Borrower Parties’ assets which stand as collateral for the Loans; and (iii) to accept replacement collateral for all of the Loans as more fully described hereinafter, the result of which shall be a waiver of any default by the Borrower Parties thereunder prior to the date of this Agreement; and

WHEREAS, the modified terms of the Loans will include, among other things and without limitation, (a) re-characterization of accrued and unpaid interest as of the date of this Agreement and the amounts at any time due or to become due under the Collar Option as “Principal Due” as hereinafter more particularly defined; (b) the agreement of the parties that Principal Due as defined herein will be the basis upon which interest under this Agreement will accrue on a going-forward basis; (c) the agreement of the parties that the Administrative Agency Fee will be calculated (both Collar Option and Administrative Agency Fee being more fully described in the Credit Documents, as hereinafter defined) on the basis of Principal Due as defined herein; and (d) the agreement by the parties that all of the modified terms both as contained herein and from time to time agreed to in the past by Administrative Agent arising from prior defaults are acknowledged and agreed by Borrower Parties to be within the authority of Administrative Agent acting alone and without further evidence of approval by the Noteholders or any of them, all as set forth in writing in the Administrative Agency Agreements executed in connection with each of the Loans; and

WHEREAS, Administrative Agent and Holders have determined that they will benefit from agreeing to Borrower Parties’ request on certain terms and conditions as set forth in this Agreement, including without limitation Holders’ and Administrative Agent’s being granted additional rights and powers and collateral for the Loans by the Borrower Parties pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, in addition to other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

I.	Definitions.

a.	Credit Documents shall mean all of the Loan Agreements and the Forbearance Agreement, and any and all documents executed in connection with this Agreement or (unless expressly modified by this Agreement and, if so modified, to the full extent of such modified terms) executed at any time prior hereto in any way evidencing, securing or pertaining to any of the Loans or the Forbearance Agreement, and any document executed by a Borrower Party relating to a loan or extension of credit, or security for a loan or extension of credit, arranged by or administered by Administrative Agent, specifically including without limitation the Collar Option Notice executed by MFPI Partners, LLC on March 3, 2010.

b.	Elkhorn Mine (or Elkhorn Mine Project) shall mean the Elkhorn Mine owned in Fee Simple by Elkhorn Goldfields, Inc., a Montana corporation (“EGI”) together with all mineral rights, mining rights and licenses and operating rights of any and every type whatsoever, located in Jefferson County, Montana, as described more fully in, and subject to, the First Priority Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing executed and delivered by EGI in favor of Administrative Agent for the benefit of the Holders, recorded on May 29, 2009 in the official records of Jefferson County, Montana as documents numbered 233612 (First Priority mortgage) and 233614 (First Priority UCC filing) (the “Elkhorn Mine Mortgage”).

c.	Montana Tunnels Mine or Montana Tunnels Project shall mean the Montana Tunnels Mine owned in Fee Simple by Montana Tunnels Mining, Inc., a Delaware corporation (“MTMI”), together with all mineral rights, mining rights and licenses and operating rights of any and every type whatsoever, located in Jefferson County, Montana, as described more fully in, and subject to, the Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing in favor of Administrative Agent executed and delivered by MTMI as mortgagor for the benefit of the Holders, recorded on May 29, 2009 in the official records of Jefferson County, Montana as documents numbered 236384 (mortgage) and 236385 (UCC filing) (the “Montana Tunnels Mortgage,” together with the Elkhorn Mine Mortgage, the “Mortgages”). The Mortgages secure the obligations of the Borrower Parties jointly and severally under the Loans.

d.	Mortgagor. EGI and MTMI shall be collectively referred to herein as “Mortgagor”.

e.	Principal Due shall mean the sum set forth by that name on Exhibit C to this Agreement plus all sums due and to become due under the Collar Option, which, when paid in full along with all interest, costs, fees and other sums owed by Borrower Parties to Noteholders, as shown by a true and correct accounting of the amounts necessary to discharge all obligations of Borrower Parties under each of the Loans and this Agreement, shall entitle the Borrower Parties to receive from Administrative Agent acting for the Noteholders a full and final release of all collateral and return to Borrower Parties respectively all evidences of indebtedness of Borrower Parties under each of the Loans.

f.	Property shall mean the Elkhorn Mine and/or the Montana Tunnels Mine, depending upon the context.

g.	Secured Obligations shall mean the obligations of the Borrower Parties jointly and severally to repay loans or credit advanced pursuant to the Loan Agreements, the Credit Documents or the Forbearance Agreement or any of them, together with all fees and costs of the Holders and the Administrative Agent Fee, all as arranged by or administered by Administrative Agent, including all obligations of the Borrower Parties under this Agreement and all of the Loan Agreements, the Credit Documents and the Forbearance Agreement.

II.	Reinstatement of Loans - Conditions Precedent.

The reinstatement of the Loans is conditioned on the following, all of which, by Borrower Parties’ executing and delivering this Agreement, shall be deemed to be affirmative obligations of Borrower Parties, the failure to perform which shall be grounds for Administrative Agent to terminate this agreement upon written notice to Borrower Parties if such failure remains uncured after ten (10) days from receipt of such written notice:

a.	Borrower Parties shall deliver or cause to be delivered to Administrative Agent on or before the Closing Date hereinafter defined fully executed originals of this Agreement and each of the following documents:

(i)	Note Modifications in the form attached hereto as Exhibit B executed by the applicable Borrower Parties for each of the Notes listed in Exhibit A;

(ii)	Certificate of Designation issued by Eastern Resources, Inc. of Series A Preferred Stock for 10,000,000 shares (“Certificate”); in the form attached hereto as Exhibit D;

(iii)	Pledge Agreement in the form of Exhibit E executed by EGL, creating a first priority security interest in favor of Administrative Agent in and to the 10,000,000 Series A Preferred shares in Eastern Resources, Inc. (the “Preferred Shares”) and all rights of the holder attaching thereto (“Pledge Agreement”). Borrower Parties agree that Administrative Agent may in his sole discretion cause the physical Preferred Shares to be held in the actual custody of a fiduciary, including a lawyer representing Administrative Agent, but such actual custody of the Preferred Shares by a fiduciary for Administrative Agent shall not in any way affect the perfected status of Administrative Agent’s security interest in the Preferred Shares as Collateral for the obligations of Borrower Parties;

(iv)	A counterpart Tri-Party Agreement among Administrative Agent, EGL and Eastern Resources, Inc., in the form attached hereto as Exhibit F, executed by each of Administrative Agent, EGL and Eastern Resources, Inc., (i) acknowledging the transfer of 100% of the ownership of the stock of Mortgagor to Eastern Resources, Inc., the full disclosure to Eastern Resources, Inc. by EGL of all covenants and conditions of the Mortgages to be binding on and/or performed by Mortgagor; the agreement of Eastern Resources, Inc .to cause EGI and MTMI to perform all of the covenants of Mortgagor under the Mortgages; releasing and indemnifying Administrative Agent from and against any and all claims, losses, costs, damages or expenses whatsoever which may have arisen under the Mortgages prior to the date of the Tri-Party Agreement and (ii) acknowledgment of the Pledge Agreement whereby EGL pledges its interest in the pledged shares to Administrative Agent;

(v)	Certified true and correct executed copies of all documents evidencing the completion of a reverse triangular merger by and among Eastern Resources, Inc., EGL, MTMI and EGI;

(vi)	Current certificates issued by the respective state authorities of the incorporation/organization, and good standing of EGL, MFPI, Eastern Resources, Inc., MTMI and EGI;

(vii)	Certificates of incumbency executed by the duly-constituted officers of each of EGL, MFPI, Eastern Resources, Inc., MTMI and EGI attesting to the authority of the persons executing all documents by or on behalf of each entity;

(viii)	Opinions of Counsel for EGL in form and content reasonably acceptable to Administrative Agent.

b.	Provided that all of the foregoing have been timely delivered and all other conditions herein have been fully performed by Borrower Parties, Administrative Agent agrees that the Loans, as modified by this Agreement, shall be promptly reinstated as current and performing, subject to the continued observance by Borrower Parties of all obligations of Borrower Parties hereunder and under the Credit Documents.

III.	Additional Loan Modification Terms. In addition to the re-characterization of accrued and unpaid interest as of the date of this Agreement and the amounts to become due under the Collar Option as Principal Due, on the basis of which interest under this Agreement will accrue on a going-forward basis and the Administrative Agency Fee will be calculated, Borrower Parties hereby agree in consideration of Administrative Agent’s agreement to reinstate to current status the obligations of Borrower Parties as no longer in default, that the following additional specific terms and conditions of the indicated Loan Agreements are hereby modified as follows:

a.	The 2007 Loan Agreement is hereby modified by striking the text of Section 7. entitled “Administrative Agent” from the beginning with the words “On the first to occur” and following to the end of the Section and replacing it with language identical to Paragraphs 7.1 through 7.8 of the 2008 Loan Agreement.

b.	The 2008 Loan Agreement is hereby modified by striking from Paragraph 6.7 thereof the language commencing with the words “MFPI shall satisfy the Put Option by executing and delivering …” and following through the end of Paragraph 6.7.By striking the indicated language, the parties to this Agreement intend that the Administrative Agent shall have the right to allocate at any time in Administrative Agent’s sole discretion any and all payments received from or on account of Borrower Parties’ obligations hereunder, to any then outstanding item of indebtedness under any Loan in any order, including Principal Due, (including, as provided in the definition of Principal Due defined hereinabove, any unpaid portions of the obligations of MFPI under the Collar Option) interest, costs, fees which shall be or have become due and payable under any of the provisions of this Agreement or any of the Credit Documents or any Loan Agreement.

IV.	Event of Default - Determination by the Administrative Agent.

Notwithstanding any provision of this Agreement to the contrary, the Administrative Agent may, in his sole discretion, or upon the direction of the Holders shall, declare an Event of Default under any or all of the Loans if any of the following events shall have occurred:

a.	Any of the Borrower Parties shall fail to comply with any of the agreements, covenants, or other terms set forth in this Agreement or in any of the Loan Agreements, the Forbearance Agreement or Credit Documents, subject to any applicable notice and cure period as noted therein.

b.	Any representation or warranty of the Borrower Parties made in this Agreement or in any Loan Agreement, the Forbearance Agreement or Credit Document shall have been false when made.

c.	Subject to applicable law, an injunction, temporary restraining order, or other similar legal impediment shall be in effect which shall prevent or interfere with the implementation of any of the provisions of this Agreement or the payment to the Administrative Agent for the benefit of the Holders of the amounts due under this Agreement.

d.	Any Borrower Party shall commence, have commenced against it, or acquiesce in the commencement of any proceeding relating to its bankruptcy, insolvency, liquidation, or reorganization, or for the adjustment of its debts, or for the appointment of a receiver, trustee, or similar custodian for it or for any substantial portion of its property, or it shall make an assignment for the benefit of creditors (“Liquidation Action”) if such liquidation action is not dismissed or reversed within sixty days of commencement . Notwithstanding the foregoing, the existing (i) Confession of Judgment set forth in Section X.a and (ii) Confession of Judgment made by Elkhorn Goldfields, LLC, on the one hand, and William C. Powers and Carolyn C. Powers, Trustees of the Powers Trust dated December 18, 2009, William C. Powers and Carolyn C. Powers, on the other hand, dated April 13, 2011 shall not be deemed to be a proceeding relating to the adjustment of its debts nor shall either Confession of Judgment be deemed an Event of Default as provided for in this Section.

e.	EGI and MTMI shall fail in any respect to abide by the covenants of Mortgagor in the Mortgages.

V. Remedies of Administrative Agent upon an Event of Default.

a.	Upon the occurrence of an Event of Default, the Administrative Agent on behalf of the Holders shall be entitled at any time and from time to time to enforce all of their rights and remedies in respect of any default under any Credit Document then or thereafter in existence, including without limitation the right to foreclose against some, any or all of the Elkhorn Mine, the Montana Tunnels Mine, or any collateral pledged by any of the Borrower Parties or in which the Administrative Agent shall have a security interest as granted by any Credit Document. The fact of the Administrative Agent’s or the Holders’ not declaring or exercising any rights upon the occurrence of an Event of Default shall not be construed as a waiver of any of the Administrative Agent’s or the Holders’ rights or remedies, nor shall it be the basis to deem the Administrative Agent or any Holder estopped from taking any action after the occurrence of any Event of Default; nevertheless, and notwithstanding anything to the contrary, Administrative Agent and Holders agree that upon the effective date of this Agreement, Borrowing Parties are not in default under any Credit Document and expressly waive any right they may have to enforce any uncured default under any Credit Document existing at the time of this Agreement. Without limiting the generality of the foregoing, the Administrative Agent’s or the Holders’ agreement to accept any payments from the from any other person, or after the occurrence of an Event of Default shall not be construed to waive or in any way diminish any right or claim of the Administrative Agent or any of the Holders for payment in full of all amounts due or to become due under the Credit Documents.

b.	Administrative Agent or the Holders may take any action provided in this Agreement or any Credit Document upon the occurrence of an Event of Default; provided, however Administrative Agent and the Holders agree that, notwithstanding any occurrence of an Event of Default as defined in this Agreement or any Credit Document, no remedy set forth in this Section III, including, but not limited to foreclosure of the Mortgages or either of them, shall be exercised until Administrative Agent shall have completed the following actions after the occurrence of an Event of Default:

i.	Administrative Agent shall notify Eastern Resources, Inc. as attorney-in-fact of EGL that EGL is exercising the put rights of EGL as set forth in the Certificate and shall direct payment of the proceeds for the benefit of the Holders in the total aggregate amount of $60 million of the exercise of the put rights as provided for in the Certificate into a control account (the “Control Account”) to be held for the benefit of Borrower Parties and Administrative Agent in accordance with the terms of a customary control account agreement by and among Borrowing Parties, Administrative Agent and a nationally recognized bank or securities intermediary firm. Upon disbursement by Eastern Resources, Inc. of the put proceeds into the Control Account, Administrative Agent shall promptly tender the Preferred Shares and, provided that all sums due, including without limitation all sums prospectively due under the Collar Option, together with accrued interest, Administrative Agent’s Fee, reasonable costs and fees of the control account holder in connection with the Control Account and the reasonable attorney’s fees of Administrative Agent are paid to Administrative Agent in full, shall deliver to or at the direction of Eastern Resources, Inc. fully executed releases of the Mortgages in recordable form. Upon completion of Administrative Agent’s foreclosure of the security interest of Administrative Agent in the Preferred Shares, the proceeds of the Control Account shall be distributed to Administrative Agent in the amount of all indebtedness of Borrower Parties to Noteholders plus interest, costs, Administrative Agent’s Fee and reasonable attorney’s fees of Administrative Agent, including without limitation all sums prospectively due under the Collar Option. Following any distribution whatsoever to Administrative Agent of the proceeds in the Control Account (either in part or in full), Administrative Agent shall with reasonable promptness provide to EGL and MFPI a statement showing the following: (a) the disbursement requested from the Control Account; (b) a breakdown of the anticipated application of the disbursement to debt, interest, costs, fees, and the sums prospectively due under the Collar Option,; and (c) the balance owed to Administrative Agent/Holder after the anticipated application of the disbursement. In the event that such statement shall indicate that no balance due to Administrative Agent/Holder would remain in the Control Account after the disbursement, the remaining balance of the Control Account shall be paid to EGL and MFPI, less the fees of the institutional holder of the Control Account and its reasonable attorney’s fees, and the Control Account shall be closed. If there is a balance remaining due to Administrative Agent/Holder after the anticipated application of the disbursement from the Control Account, EGL and MFPI shall be entitled to request a disbursement of proceeds from the Control Account so long as the funds remaining in the Control Account after such disbursement to EGL and MFPI equal the balance owed to Administrative Agent/Holder plus $100,000.00.

In the event that: (i) Eastern Resources, Inc. shall fail within thirty (30) business days following receipt of Administrative Agent’s notice of exercise of the put rights of EGL to pay the proceeds of the put rights into the Control Account as provided in this paragraph and in the Certificate; or (ii) the amount of the proceeds of the put rights is insufficient to pay the remaining sums then due under this Agreement, including all accrued interest, reasonable costs and fees and Administrative Agency Fee, including without limitation all sums prospectively due or estimated by Administrative Agent in good faith to become due under the Collar Option, then Administrative Agent shall be free to pursue its foreclosure remedies under the Mortgages; provided, however, that Administrative Agent’s pursuit of foreclosure of the Mortgages after the failure of Eastern Resources, Inc. to pay the put proceeds into the Control Account within the time provided shall not constitute an election by Administrative Agent to withdraw the put notice and Administrative and Administrative Agent shall have the right to pursue all remedies it may have under the Credit Documents, the Loan Agreement, the Prior Loan Agreements and the Forbearance Agreement singly in sequence or together, simultaneously or successively, and cumulatively.

c.	intentionally omitted.

d.	Whether or not there shall have occurred an Event of Default, and in either case, Administrative Agent and Holders shall have the right to exercise the Collar Option at any time prior to the date and until 60 days after all loan amounts due under any of this Agreement, the Loan Agreements, and the Credit Documents (other than amounts due pursuant to the Collar Option) shall have been repaid in full, including all administrative and closing costs. All of the pledged collateral, mortgages, and guarantees under this Agreement, the Loan Agreements, and any of the Credit Documents remain in effect until all amounts due under the Collar Option are paid, and the Administrative Agent releases them. Amounts paid by Borrower pursuant to this Agreement may, at Administrative Agent’s discretion, be placed into an escrow fund for purposes of determining the amounts of any remaining such Collar Option payments due Administrative Agent.

VI. Covenants of Borrower Parties.

Borrower Parties jointly and severally covenant and agree with Administrative Agent and Lenders:

a.	Resume payment schedule. Upon execution and delivery of this Agreement, Borrower Parties shall resume payments of all loan amounts past due so as to bring the loans current, with all accrued interest, penalties, costs and fees as set forth on the attached Schedule C by the maturity date of April 5, 2015. Borrower shall provide Administrative Agent with a schedule of payments to be made, completion of which would pay all amounts due by April 5, 2015.

b.	Administrative Agency Fee. Borrower Parties acknowledge, in consideration of the granting of the concessions to Borrower Parties represented by this Agreement, that the 5% Administrative Agency Fees secured by this Agreement and all other Credit Documents, shall be due Administrative Agent upon payment in full of all sums due on each of the Loans as modified by this Agreement, and shall be calculated upon the basis of the Principal Due, as defined herein, including all amounts due or to become due as a convertible debt Secured Obligation under the Collar Option.

c.	Taxes. Except for the current outstanding tax due as of the date of this Agreement by MTMI to Jefferson County, Montana for gross proceeds and property, the Borrower Parties shall pay or cause to be paid in full when due, and in any event before they become past due, all taxes due and owing with respect to the Property as of the date of this Agreement. This obligation under this clause shall survive the occurrence of an Event of Default and exercise of remedies by Administrative Agent or any Holders in accordance with the terms of this Agreement.

d.	Payment of Costs and Fees. The Borrower Parties acknowledge that they have heretofore authorized the payment from the MFPI Pledged Account hereinafter defined to or at the direction of the Administrative Agent promptly upon presentation of invoices to Administrative Agent of all of the Administrative Agent’s reasonable out-of- pocket costs and expenses (including the reasonable fees and expenses of the Administrative Agent’s counsel) incurred in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement of this Agreement, the Exhibits to this Agreement or any of the other Credit Documents and any subsequent transactions arising from these transactions or otherwise reasonably requiring the services of counsel for the benefit of Administrative Agent in connection with the Loans which are the subject of this Agreement.

e.	Information Requests. The Borrower Parties shall deliver to the Administrative Agent such commercially reasonable information as the Administrative Agent requests from time to time regarding the Property, the Borrower Parties or the transactions that are contemplated by this Agreement or the Credit Documents, in the same manner as the Borrower Parties have been cooperating with such information requests to date.

f.	Approval by Borrower Parties of Current and Past Actions of Administrative Agent. As additional consideration for the Administrative Agent’s agreements on behalf of the Holders to reinstate and modify the Loans as set forth in this Agreement, Borrower Parties, for themselves and their successors and assigns, hereby acknowledge that at all times prior to the execution and delivery by Administrative Agent of this Agreement they have accepted and relied upon, and will continue to accept and rely upon the actual and apparent authority of Administrative Agent acting alone and without further authorization from the Holders or any of them, with respect to any or all of the rights, powers, authority or remedies granted or reserved to Administrative Agent or the Holders under this Agreement, the Loan Agreements, or the Credit Documents or any of them.

VII. Credit Documents Affirmed.

Except to the extent expressly amended herein, and subject to Section II, above, the original terms of Credit Documents shall remain in full force and effect. The Administrative Agent and the Holders have agreed to the terms of this Agreement, and such agreement in no way obligates the Administrative Agent or any Holder to agree to any further modification of or forbearance under the terms of any Loan or Credit Documents at any time in the future, regardless of any similarity of circumstances.

VIII. Payments by Borrower of Amounts Due.

a.	Reinstatement Payments: As a condition of the closing of the transactions which are the subject of this Agreement, Borrower Parties shall prepare and deliver to Administrative Agent a calculation in writing of the Principal Due as defined herein and a schedule of the payments which Borrower Parties will make on and after the date of the consummation of the transactions which are the subject of this Agreement. Administrative Agent reserves the right to review and to approve or disapprove of the calculation of Principal Due and the payment schedule in the exercise of reasonable discretion. The Administrative Agent’s approval of the schedule of payments is a condition of Administrative Agent’s execution of this Agreement; however, the Administrative Agent’s approval of the Principal Due calculation and the payment schedule shall not be deemed to satisfy or substitute for Administrative Agent’s rights to condition the release of collateral and satisfaction of Borrower Parties’ obligations under each of the Loans upon receipt of a complete and accurate account of the all sums due from Borrower Parties pursuant to all of the Loan Documents.

b.	Payment of Legal Fees and Closing Costs. Borrower Parties have authorized Administrative Agent to pay all fees and costs in connection with the transactions which are the subject of this Agreement and any subsequent transactions. Borrower Parties agree that the Administrative Agent may direct payment of its legal fees and expenses pertaining to the transactions which are the subject of this Agreement out of the funds of MFPI which are currently held in that certain titled account “Stifel Nicolaus as Agent for MFPI Partners LLC” and known as account number 2171-2553 (the "MFPI Pledged Account").

IX. Powers of Administrative Agent.

Borrower Parties acknowledge and agree that the Administrative Agent has all right and apparent authority to exercise alone the rights, powers, and remedies granted or reserved to Administrative Agent or Holders under this Agreement, the Loan Agreement, the Prior Loan Agreements and the Credit Documents without further evidence of such authority or confirmation thereof from or by any Holder.

a.	Substitution of Collateral. Borrower Parties acknowledge and agree that under Section 6.2 (a) and (b) of the 2009 Loan Agreement, Administrative Agent has all necessary and sufficient authority, acting alone, to agree to the terms of this Agreement, including without limitation the substitution of the perfected security interest in 100% of the common stock of EGI and MTMI.

b.	Allocate Loan Payments. Administrative Agent has the right, under the Loan Agreement and the Prior Loan Agreements, to allocate any payments made by Borrower Parties, including the payment referenced in Section V above, to any of the outstanding loan balances under the Loan Agreement, the Prior Loan Agreements, or any Credit Document. Borrower Parties agree that Administrative Agent may apply any loan payment made pursuant to Section VII.a. above to any outstanding loan in the manner Administrative Agent, in his absolute discretion, sees fit, regardless of whether such allocation would have the effect of creating a breach or Default or Event of Default under any of the Loan Agreement, Prior Loan Agreements, or any Credit Document. At any time, the Administrative Agent may also allocate an amount up to the balance due or estimated in good faith to become due under the Collar Option and for any amount that remains unpaid under the Collar Option.,

c.	Allocate Closing Costs. Borrower Parties agree that Administrative Agent has the right, under the Loan Agreement, the Prior Loan Agreements and the Credit Documents, to allocate any payments made by Borrower Parties to the costs of closing any financing transaction involving Borrower Parties and Administrative Agent, including any financing under this Agreement, the Loan Agreement, the Prior Loan Agreements, or any Credit Document. Borrower agrees that Administrative Agent may apply the payment of legal fees made pursuant to Section V.d. above to the closing costs associated with any outstanding loan or other transaction, or to the balance of any outstanding loan, in the manner Administrative Agent in his absolute discretion sees fit. Administrative Agent may also allocate any amount remaining under this paragraph to be held in escrow pending payment of the Collar Option at a future date to be decided by Administrative Agent.

d.	Administrative Agent Not in Breach. Borrower Parties acknowledge that such payments and actions described in this Agreement shall constitute payments made pursuant to and under the terms of the Loan Agreement or the Prior Loan Agreements or the Credit Documents, that such actions, wire transfers and distributions are in full compliance with the Obligations of Holders and Administrative Agent pursuant to the Loan Agreement, and are made without liability on the part of Administrative Agent, or any Holder, and without breach in any respect by Administrative Agent or any Holder pursuant to, arising from, or relating to the Loan Agreement.

e.	Release of Administrative Agent by Borrower Parties. Borrower Parties agree that the actions, wire transfers and distributions described in this Agreement, including the wiring of loan payments and closing costs to a Control Account created for the implementation of the terms of this Agreement, or to the MFPI Pledged Account held by Stifel Nicolaus, and subsequent distributions of such funds by the institutional holder of the Control Account or Stifel Nicolaus, as the case may be, fully comply with this Agreement and are necessary to cure what would otherwise be an Event of Default under this Agreement. Borrower Parties, and each of them, on behalf of themselves, their affiliates, shareholders, representatives, agents, employees, heirs, and assigns, indemnify, hold harmless, and release Administrative Agent, the institutional holder of any Control Account to be established for the implementation of any of the applicable terms of this Agreement, Stifel Nicolaus, and the Lenders from any demand or claim whatsoever, in contract, tort, or any other legal theory, arising from or relating in any way to each and all of the actions described herein.

f.	Power of Attorney. Borrower Parties hereby irrevocably constitute and appoint the Administrative Agent, as their and each of their true and lawful attorney-in-fact with limited irrevocable power and authority (as set forth herein and to be exercised only upon advanced written notice to Borrower Parties) in the place and stead of any or all Borrower Parties for the purpose of carrying out the terms of this Agreement, to take any reasonable action and to execute such documents and instruments that may be necessary to accomplish the purposes of this Agreement and, hereby gives said attorneys-in-fact the limited power to do the following:

Upon the occurrence, after any applicable notice and cure period, and during the continuance of an uncured Event of Default as provided by this Agreement and subject to Administrative Agent’s remedies provided for in Section IV, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral (as defined in the Loan Agreements) in such manner as is consistent with the Uniform Commercial Code and as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Borrower Parties’ expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein, in order to effect the intent of this Agreement, all at least as fully and effectively as the Borrower Parties might do, including, without limitation, (1) upon written notice to the Borrower Parties, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Administrative Agent so elects in Administrative Agent’s commercially reasonable discretion, with a view to causing the liquidation of assets of the issuer of any such securities, and (2) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral. The foregoing grant of powers to Administrative Agent includes, without limitation, the right to exercise the put rights conferred by the Certificate upon the holders of Preferred Shares and otherwise to deal with the proceeds of exercise of the put rights as set forth in section IV b., above.

g.	Agreement to Execute Further Documents. Borrower Parties, and each of them, agree that any or all of them shall, upon request by Administrative Agent, and without regard to whether an event of default has occurred or is occurring, execute such documents as may be deemed by the Administrative Agent in his sole good faith and commercially reasonable discretion to be necessary or desirable for the fuller realization of the parties’ purposes in executing and delivering this Agreement and the completing the transaction evidenced hereby, promptly upon presentation of such documents to the Borrower Parties by Administrative Agent.

X. Remedies.

Upon an Event of Default as defined in Section III and subject to the remedies provided for in Section IV, but only in such event and after Administrative Agent has complied with the provisions thereof, Administrative Agent may exercise all or any of the following remedies:

a.	Confession of Judgment – Elkhorn Mine and Montana Tunnels Mine. For purposes of securing the Borrower Parties’ performance under this Agreement and the Credit Documents, Borrower Parties, and each of them, agrees, as an essential part of this Agreement, that in the event that all sums due under the Loan Agreements are not paid when due, after any applicable notice and cure period, they shall confess judgment, jointly and severally, in favor of Administrative Agent or, at Administrative Agent’s sole option, any Noteholders, in the total aggregate amount of Principal Due, as defined hereinbefore, less any amounts previously paid by Borrower Parties plus amounts due under the Collar Option plus five percent (5%) of principal and Collar Option amount for the Administrative Agent’s fee, plus interest accruing thereafter at the rate of eighteen percent (18%) per annum, compounded annually from the date of default, until the judgment is paid in full. Borrower Parties authorize that judgment be entered against them, jointly and severally, in those sums, as well as for such additional sums as are set forth below for reasonable attorneys’ fees and costs. Borrower Parties also agree to confess judgment, jointly and severally, in favor of Administrative Agent or any Holder in any action in foreclosure concerning either or both of the Elkhorn Mine or the Montana Tunnels Mine.

b.	Acceleration of Notes. Administrative Agent may accelerate the entire balance due under the Loan Agreement and the Prior Loan Agreements to be immediately due and payable, and Borrower Parties shall execute any allonges or other documents necessary or desirable to accomplish such acceleration.

c.	Demand Payment from Guarantors. Administrative Agent may demand immediate payment from any Guarantor under the Guaranty Agreements, up to the full amount guaranteed, and Guarantors shall upon request execute Demand Promissory Notes not to exceed $1,000,000.

d.	Cumulative Remedies. Except as specifically set forth herein, Administrative Agent’s remedies under this Agreement shall be cumulative and not exclusive, may be pursued individually or collectively as Administrative Agent sees fit. Borrower Parties waive the defense of election of remedies or any similar defense to any remedy selected by Administrative Agent.

XI. Repayment of Loans; Redemption of Preferred Shares by EGL

(A) The proceeds from the Preferred Shares have been designated by EGL to repay the interest and principal of the Loans (Exhibit G). The application of the proceeds as to which interest and principal will be applied will be directed by the Administrative Agent as describe herein. If not repaid earlier by proceeds from Preferred Shares or cash from other sources, all outstanding principal and accrued interest shall become due and payable on April 5, 2015. EGL, as the holder of the Preferred Shares shall have the option (the “Holder Optional Redemption”), exercisable in whole or in part at any time and from time to time prior to the third anniversary of the issuance of the Preferred Shares as provided in the Certificate, to require Eastern Resources, Inc. to purchase for cash, out of legally available funds, any or all of the then-outstanding shares of Preferred Shares at a price equal to $6.00 per share (the “Holder Optional Redemption Price”), subject to the following limitations and conditions:

(i) EGL may not exercise this redemption option until the earlier of (A) six (6) months from the date of issuance of the Preferred Shares or (B) the date that Eastern Resources, Inc. verifies that it has produced a minimum of 25,000 ounces of gold;

(ii) EGL may not exercise this redemption option for more than one million (1,000,000) shares of Preferred Shares in any calendar quarter, except that this limitation shall not apply in the last calendar quarter prior to the expiration of this redemption option;

(iii) EGL must give a written notice of its exercise of its redemption option to Eastern Resources, Inc., by delivery in person or by certified, registered or overnight mail (the “Holder Notice of Redemption”), at least 15 days prior to the date on with the Holder Optional Redemption will occur (the “Holder Redemption Date”). The Holder Notice of Redemption is effective only upon receipt by Eastern Resources, Inc. The Holder Notice of Redemption shall include the following information: (a) the Holder Redemption Date and (ii) the total number of shares of Preferred Shares to be redeemed by Eastern Resources, Inc.; and

(iv) the Holder Optional Redemption price plus any accrued but unpaid preferential dividends must also be paid to EGL no later than 180 days following the Holder Redemption Date for redemptions made in the first (1) year from the date of issuance of the Certificate and 90 days following the Holder Redemption Date for redemption made in subsequent years

XII.	General Provisions.

a.	Corporate Authority. Borrower Parties, and each of them, hereby represent and warrant to Administrative Agent that each has full power and authority to enter into this Agreement and that its execution, delivery and performance of this Agreement has been fully authorized and approved, and that no further corporate approvals or consents are required to bind such party.

b.	Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors, and assigns.

c.	Time Is of the Essence. Time is of the essence for each and every provision of this Agreement.

d.	Choice of Law. This Agreement shall be governed by the internal laws of the State of Colorado, without regard to conflict of law principles. The parties attorn to the non-exclusive jurisdiction of the federal and state courts of Colorado as a forum for the resolution of any dispute connected herewith or arising here from.

e.	Complete Agreement. This Agreement states the final and complete agreement of the parties as to the matters set out herein, and supersedes all prior negotiations, representations, and discussions.

f.	Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY AND IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY ISSUES OR DISPUTES ARISING FROM THIS AGREEMENT

g.	Amendments in Writing. This Agreement may not be amended, altered, or waived except in a writing of equal formality to this document and executed by both parties. Unless otherwise specified and agreed, one-time waiver of any right or obligation under this Agreement by either party shall not be interpreted as waiver of such right or obligation on any occasion that arises after such initial waiver. This Agreement may not be amended, altered or waived without the express consent of each of the Administrative Agent and each party agrees that any amendment, alteration or waiver made in breach of this provision will not be effective.

h.	Disclaimer of Partnership. This Agreement has been negotiated at arms- length and the parties specifically disclaim any partnership or joint venture arrangement arising from this document. This Agreement shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among Administrative Agent and Borrower Parties

i.	Notices. All notices, designations or other documents required or authorized by the terms of this Agreement shall be in writing and shall be personally delivered, or mailed by registered or certified mail, first class postage prepaid, return receipt requested, or transmitted by facsimile machine in a manner which confirms transmission to the recipient, addressed as stated in the Loan Agreement.

j.	Counterparts. This Agreement may be executed in counterparts and signatures may be delivered by electronic scanning (such as pdf) or facsimile, and such signatures taken together shall constitute a single original instrument dated as of the date first shown above.

k.	Non-subordination to Project Financing. Except as specifically agreed in advance in writing signed by Administrative Agent, Administrative Agent shall be under no obligation to subordinate to Project Financing at either the Elkhorn Mine or the Montana Tunnels Mine.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be duly executed, delivered and authorized as of the date first written above.

ELKHORN GOLDFIELDS, LLC,

A Delaware limited liability company

By:	/s/ Robert Trenaman
Robert Trenaman, President

MFPI PARTNERS, LLC,

A Delaware limited liability company,

By:	/s/ Patrick Imeson
Patrick Imeson, Manager

ADMINISTRATIVE AGENT

/s/ Gordon Snyder
Gordon Snyder

Exhibit A	Dates and Original Principal Balances of Notes
Exhibit B	Form of Allonges
Exhibit C	Loan Amounts Outstanding and Reinstatement Payment Schedules
Exhibit D	Certificate of Designation for 10,000,000 shares of Eastern Resources, Inc. Series A Preferred Stock
Exhibit E	Pledge Agreement
Exhibit F	Tri-Party Agreement among Administrative Agent, EGL and Eastern Resources, Inc.
Exhibit G	Repayment Schedule